Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-140436-11

Wilshire Credit Corporation This presentation contains privileged and confidential proprietary information of Wilshire Credit Corporation and may not be shared without the prior written consent of Wilshire Credit Corporation Corporate Overview

Mission Statement Maximize performance through superior servicing and innovative solutions Performance Management Business Results Strategic Thinking People Leadership Personal Effectiveness CORPORATE PROFILE

Organizational Chart CORPORATE PROFILE

Organizational Structure CORPORATE PROFILE *This organizational chart does not encompass all of the subsidiaries and affiliates of Merrill Lynch & Co., Inc. or Wilshire Credit Corporation.

Servicing Portfolio Total Loans Serviced: 238,525 Unpaid Principal Balance: $32.7 Billion Sub-Prime $ 25.7 Closed End Seconds $ 2.7 Alt-A $ 1.1 Scratch / Dent & Other Loan Types $ 3.0 Sub / Non-Performing $ .28 TOTAL $ 32.7 (In Billions) CORPORATE PROFILE as of 9/30/2007

CORPORATE PROFILE Portfolio Snapshot UPB as of 9/30/2007

Servicer Ratings FITCH RSS1 RPS1 Special Subprime Home Equity HLTV S&P Strong Residential Special Subprime Alternative MOODY'S SQ1- SQ1- SQ1- Special Servicing Second Liens Subprime CORPORATE PROFILE

Servicing Timelines CORPORATE PROFILE 3 - 5 Days Delinquent Calls begin as early as 3rd day of delinquency and reminder notice sent out as early as the 5th day of delinquency Expiration of grace period Computer generated late notice is mailed to borrower. Assets with bad phone numbers forwarded to Automated Skip Tracing 25 Days Delinquent Final notice is generated. "No Contacts" are forwarded to Internal Skip Trace Unit 35 Days Delinquent Notice of Intent to Foreclose is generated, Property Inspections order per investor guidelines between 30- 45 days Follow up dates are managed and skip tracing takes place when appropriate. Predictive dialer campaigns continue. 45 Days Delinquent Hardship Package is mailed to the borrower Approximately 75 Days Delinquent Loans prepared for transfer to foreclosure, LWO or charge-off Approximately 60 Days Delinquent Field call (door knock) ordered if unsuccessful at making a Right Party Contact Manual and predictive dialing continue Approximately 85 Days Delinquent-First Lien Loans presented to Foreclosure Committee for disposition approval Approximately 125 Days Delinquent-Second Lien Select Second Lien Loans presented to Foreclosure Committee for disposition approval 44 - 61 Days Delinquent Broker Price Opinion is ordered Servicing Timelines 3 - 5 Days Delinquent Calls begin as early as 3rd day of delinquency and reminder notice sent out as early as the 5th day of delinquency Expiration of grace period Computer generated late notice is mailed to borrower. Assets with bad phone numbers forwarded to Automated Skip Tracing 25 Days Delinquent Final notice is generated. "No Contacts" are forwarded to Internal Skip Trace Unit 35 Days Delinquent Notice of Intent to Foreclose is generated, Property Inspections order per investor guidelines between 30- 45 days Follow up dates are managed and skip tracing takes place when appropriate. Predictive dialer campaigns continue. 45 Days Delinquent Hardship Package is mailed to the borrower Approximately 75 Days Delinquent Loans prepared for transfer to foreclosure, LWO or charge-off Approximately 60 Days Delinquent Field call (door knock) ordered if unsuccessful at making a Right Party Contact Manual and predictive dialing continue Approximately 85 Days Delinquent-First Lien Loans presented to Foreclosure Committee for disposition approval Approximately 125 Days Delinquent-Second Lien Select Second Lien Loans presented to Foreclosure Committee for disposition approval 44 - 61 Days Delinquent Broker Price Opinion is ordered Servicing Timelines 3 - 5 Days Delinquent Calls begin as early as 3rd day of delinquency and reminder notice sent out as early as the 5th day of delinquency Expiration of grace period Computer generated late notice is mailed to borrower. Assets with bad phone numbers forwarded to Automated Skip Tracing 25 Days Delinquent Final notice is generated. "No Contacts" are forwarded to Internal Skip Trace Unit 35 Days Delinquent Notice of Intent to Foreclose is generated, Property Inspections order per investor guidelines between 30- 45 days Follow up dates are managed and skip tracing takes place when appropriate. Predictive dialer campaigns continue. 45 Days Delinquent Hardship Package is mailed to the borrower Approximately 75 Days Delinquent Loans prepared for transfer to foreclosure, LWO or charge-off Approximately 60 Days Delinquent Field call (door knock) ordered if unsuccessful at making a Right Party Contact Manual and predictive dialing continue Approximately 85 Days Delinquent-First Lien Loans presented to Foreclosure Committee for disposition approval Approximately 125 Days Delinquent-Second Lien Select Second Lien Loans presented to Foreclosure Committee for disposition approval 44 - 61 Days Delinquent Broker Price Opinion is ordered 3 - 5 Days Delinquent Calls begin as early as 3rd day of delinquency and reminder notice sent out as early as the 5th day of delinquency Expiration of grace period Computer generated late notice is mailed to borrower. Assets with bad phone numbers forwarded to Automated Skip Tracing 25 Days Delinquent Final notice is generated. "No Contacts" are forwarded to Internal Skip Trace Unit 35 Days Delinquent Notice of Intent to Foreclose is generated, Property Inspections order per investor guidelines between 30- 45 days Follow up dates are managed and skip tracing takes place when appropriate. Predictive dialer campaigns continue. 45 Days Delinquent Hardship Package is mailed to the borrower Approximately 75 Days Delinquent Loans prepared for transfer to foreclosure, LWO or charge-off Approximately 60 Days Delinquent Field call (door knock) ordered if unsuccessful at making a Right Party Contact Manual and predictive dialing continue Approximately 85 Days Delinquent-First Lien Loans presented to Foreclosure Committee for disposition approval Approximately 125 Days Delinquent-Second Lien Select Second Lien Loans presented to Foreclosure Committee for disposition approval 44 - 61 Days Delinquent Broker Price Opinion is ordered 3 - 5 Days Delinquent Calls begin as early as 3rd day of delinquency and reminder notice sent out as early as the 5th day of delinquency Expiration of grace period Computer generated late notice is mailed to borrower. Assets with bad phone numbers forwarded to Automated Skip Tracing 25 Days Delinquent Final notice is generated. "No Contacts" are forwarded to Internal Skip Trace Unit 35 Days Delinquent Notice of Intent to Foreclose is generated, Property Inspections order per investor guidelines between 30- 45 days Follow up dates are managed and skip tracing takes place when appropriate. Predictive dialer campaigns continue. 45 Days Delinquent Hardship Package is mailed to the borrower Approximately 75 Days Delinquent Loans prepared for transfer to foreclosure, LWO or charge-off Approximately 60 Days Delinquent Field call (door knock) ordered if unsuccessful at making a Right Party Contact Manual and predictive dialing continue Approximately 85 Days Delinquent-First Lien Loans presented to Foreclosure Committee for disposition approval Approximately 125 Days Delinquent-Second Lien Select Second Lien Loans presented to Foreclosure Committee for disposition approval 44 - 61 Days Delinquent Broker Price Opinion is ordered 3 - 5 Days Delinquent Calls begin as early as 3rd day of delinquency and reminder notice sent out as early as the 5th day of delinquency Expiration of grace period Computer generated late notice is mailed to borrower. Assets with bad phone numbers forwarded to Automated Skip Tracing 25 Days Delinquent Final notice is generated. "No Contacts" are forwarded to Internal Skip Trace Unit 35 Days Delinquent Notice of Intent to Foreclose is generated, Property Inspections order per investor guidelines between 30- 45 days Follow up dates are managed and skip tracing takes place when appropriate. Predictive dialer campaigns continue. 45 Days Delinquent Hardship Package is mailed to the borrower Approximately 75 Days Delinquent Loans prepared for transfer to foreclosure, LWO or charge-off Approximately 60 Days Delinquent Field call (door knock) ordered if unsuccessful at making a Right Party Contact Manual and predictive dialing continue Approximately 85 Days Delinquent-First Lien Loans presented to Foreclosure Committee for disposition approval Approximately 125 Days Delinquent-Second Lien Select Second Lien Loans presented to Foreclosure Committee for disposition approval 44 - 61 Days Delinquent Broker Price Opinion is ordered 3 - 5 Days Delinquent Calls begin as early as 3rd day of delinquency and reminder notice sent out as early as the 5th day of delinquency Expiration of grace period Computer generated late notice is mailed to borrower. Assets with bad phone numbers forwarded to Automated Skip Tracing Predictive dialer campaigns continue. Campaigns are built using the loss severity, average days to pay and/or FICO Score 25 Days Delinquent Final notice is generated. "No Contacts" are forwarded to Internal Skip Trace Unit 35 Days Delinquent Notice of Intent to Foreclose is generated, Property Inspections order per investor guidelines between 30- 45 days Follow up dates are managed and skip tracing takes place when appropriate. Predictive dialer campaigns continue. 45 Days Delinquent Hardship Package is mailed to the borrower Approximately 75 Days Delinquent Loans prepared for transfer to foreclosure, LWO or charge-off Approximately 60 Days Delinquent Field call (door knock) ordered if unsuccessful at making a Right Party Contact Manual and predictive dialing continue Approximately 85 Days Delinquent-First Lien Loans presented to Foreclosure Committee for disposition approval Approximately 125 Days Delinquent-Second Lien Select Second Lien Loans presented to Foreclosure Committee for disposition approval 44 - 61 Days Delinquent Broker Price Opinion is ordered

Servicing Strategy SERVICING HIGHLIGHTS Robust analytics to support servicing strategies Internal risk score estimates probability of future default ARM reset risk score measures risk associated with ARM loans approaching resets Robust models to support key decision points Proprietary models used throughout servicing process to ensure optimal decisions Proactive valuations approach Values reviewed internally at all key servicing decision points Partnering with valuation vendors Creating models that identify volatile markets to ensure asset level decisions are optimal Early loss mitigation team Provide avenue to intervene with loss mitigation prior to foreclosure

Servicing Strategy - Cont'd SERVICING HIGHLIGHTS Proactive ARM loan management Customized training, letters and call campaigns to mitigate delinquencies Referral program to sister company Nationpoint for loss mitigation Increased use of loan modifications Proactive use of loan modifications to minimize severities Aggressive early and late stage collection strategies Based on estimated loan severities Aggressive EPD and fraud programs Dedicated EPD collection team and fraud research group Attorney loss mitigation strategies Incentive plan for attorneys who bring borrowers to the table to discuss loss mitigation

Delinquency Management SERVICING HIGHLIGHTS Skip trace all no-contact loans prior to foreclosure Skip tracing is performed on all loans where there has been no contact for at least 21 days ( Automated Process ) "Doorknocks" ( Field Calls ) are ordered on all loans where there has been no contact for at least 20 days ( Automated Process ) Aggressive decision making process By the 90th day of delinquency, a senior lien is either on a payment plan, in foreclosure, or an alternative collection method has been initiated Whenever eminent default is determined ( possible short sale, etc. ) the loan is escalated through the collection process to our Loan Workout Department Report cards 10 calls monitored and scored each month. Score of 95% or higher needed to receive incentives

Bankruptcy SERVICING HIGHLIGHTS In-house preparation of all Proof of Claims Accuracy, timeliness, and assurance that 100% of all allowable pre-petition arrearages are accounted for Monthly demand letters for delinquent post-petition payments Early intervention on a borrower default results in more cured post-petition delinquencies and less money spent on Motions for Relief All bankruptcies reviewed for multiple filings Early identification of bankruptcy abuse, resulting in reduced bankruptcy related delays

Foreclosure SERVICING HIGHLIGHTS Loans are assigned to state specific team Blending technology with state knowledge = servicing efficiency State specific templates set up to guide Foreclosure Specialists through the Foreclosure process 98% compliance with state foreclosure timelines Attorney Report Card Attorney performance is tracked and scored, reducing timelines Flat fee structure reduces cost Attorney Loss Mitigation Incentive Program Exception Management National Outsource Partner supports normal process activities Title issues managed internally, reducing foreclosure delay and attorney costs Incentive based compensation structure Foreclosure Representatives paid based upon timeline adherence

Loss Mitigation SERVICING HIGHLIGHTS Dual track loss mitigation and foreclosure Dedicated loss mitigation and foreclosure management Reduced timelines increase recoveries Dialer technology and creative campaigns increase borrower contact rates Loan workout analysis model Blends technology with experience to formulate the best possible result Creative mailer and calling campaigns 65% contact rate with borrowers in foreclosure

REO SERVICING HIGHLIGHTS Assignment of properties to Marketing Managers by geographical regions Local real estate market knowledge and broker relationships In-house broker database Qualified and tested REO broker network Marketing strategies - direct listing, Wilshire website, internet, ballroom and on-site auctions, sealed bid, monthly review of listing price and property condition Maximum exposure of the portfolio; shortens marketing time and carry costs Strategic Rehab Advances Properties evaluated for a return on investment Property condition to be consistent with neighborhood Reduced holding time increases recovery

Technology SERVICING HIGHLIGHTS Custom designed loan servicing system Ability to react quickly and tailor system to business needs Document imaging system (loans, A/P, procedures, contracts) Facilitates quick decision-making by account officers Call center technologies Efficient and effective targeted calling campaigns (i.e. FICO, payment history, estimated loss severity, etc.) Fortracs Default Management System State of the art event tracking and timeline management

ABS Investor INVESTOR RESOURCES

ABS Investor INVESTOR RESOURCES

ABS Investor INVESTOR RESOURCES

ABS Investor INVESTOR RESOURCES

Loan Insight INVESTOR RESOURCES

Contact Information INVESTOR RESOURCES Jay H. Memmott Chairman, President, and Chief Executive Officer Wilshire Credit Corporation 14523 SW Millikan Way Beaverton, OR 97005 tel: 503.952.7351 fax: 503.952.7414 cell: 503.997.0624 Jay_Memmott@wcc.ml.com Ken Frye Senior Vice President Loan Servicing Wilshire Credit Corporation 14523 SW Millikan Way Beaverton, OR 97005 tel: 503.525.7273 fax: 503.952.7414 cell: 503.997.0457 Ken_Frye@wcc.ml.com Curtis Rethwisch Director Loan Servicing Wilshire Credit Corporation 14523 SW Millikan Way Beaverton, OR 97005 tel: 503.952.7935 fax: 503.952.7414 cell: 503.997.0435 Curtis_Rethwisch@wcc.ml.com Heidi Peterson Vice President Client Relations Wilshire Credit Corporation 14523 SW Millikan Way Beaverton, OR 97005 tel: 503.952.7958 fax: 503.952.7414 cell: 503.708.0815 Heidi_Peterson@wcc.ml.com